                                                                   EXHIBIT 99.2


[LOGO]


FOR IMMEDIATE RELEASE                  Contact:   Jim Bauer
---------------------                             ANTEC Corporation
                                                  847-439-4444
                                                  jim.bauer@antec.com
                                                  -------------------


              ANTEC CORPORATION ANNOUNCES PROPOSED $100 MILLION
                    CONVERTIBLE SUBORDINATED NOTE OFFERING


     ROLLING MEADOWS, IL (April 24, 1998) - ANTEC Corporation (NASDAQ:ANTC) today announced that it proposes to offer a new issue of $100 million of Convertible Subordinated Notes due 2003.

The Notes will be convertible into common stock of the Company, at the option of the holder, at a price to be determined. The Company expects to use the net proceeds from the offering to reduce the amount of outstanding debt under the Company's revolving credit facility and to repurchase shares of its Common Stock as previously announced.

The Notes will not have been registered under the Securities Act of 1933, as amended or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

ANTEC Corporation (http://www.antec.com) is an international communications technology company serving the broadband information transport industries. Headquartered in Rolling Meadows, Illinois, ANTEC has major divisional offices in Atlanta and Denver; manufacturing facilities in Juarez, Mexico, El Paso, Texas, Tinton Falls, New Jersey and Rock Falls, Illinois and sales offices in Europe, Asia/Pacific and Latin America. ANTEC specializes in the manufacturing, materials management and distribution of products for hybrid/fiber coax (HFC) broadband networks, as well as the design and engineering of these networks.


                                    ######